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Exhibit 2.1



                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                             INTELLISYS GROUP, INC.,
                  AND CERTAIN WHOLLY-OWNED SUBSIDIARIES THEREOF
                                   AS SELLERS

                                       AND

                                   MCSi, INC.
                                  AS PURCHASER

                          DATED AS OF: OCTOBER 6, 2000

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                                TABLE OF CONTENTS

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PREAMBLE............................................................................................1
RECITALS............................................................................................1

ARTICLE I      DEFINITIONS..........................................................................1
         Section 1.1        Defined Terms...........................................................1
         Section 1.2        General Principles of Construction......................................7
         Section 1.3        Variations in Pronouns..................................................7
         Section 1.4        Headings................................................................8

ARTICLE II     PURCHASE AND SALE OF ASSETS..........................................................8
         Section 2.1        Purchase and Sale of Assets.............................................8
         Section 2.2        Excluded Assets........................................................10
         Section 2.3        Assumed Liabilities....................................................11
         Section 2.4        Excluded Liabilities...................................................11
         Section 2.5        Consideration..........................................................13
         Section 2.6        Payment of Cure Amounts................................................13
         Section 2.7        Allocation of Purchase Price...........................................13

ARTICLE III    THE CLOSING.........................................................................14
         Section 3.1        Closing................................................................14
         Section 3.2        Pre-Closing Actions ...................................................14
         Section 3.3        Payments and Deliveries at Closing.....................................14
         Section 3.4        The Sellers' Deliveries at Closing.....................................14
         Section 3.5        The Purchaser's Deliveries at Closing..................................15
         Section 3.6        Required Documents.....................................................15

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF THE
                          SELLERS..................................................................16
         Section 4.1        Organization...........................................................16
         Section 4.2        Charter Documents and Corporate Records;
                                       No Investments..............................................16
         Section 4.3        Authority Relative to this Agreement...................................16
         Section 4.4        Consents and Approvals.................................................17
         Section 4.5        No Violations..........................................................17
         Section 4.6        Broker's or Finder's Fees .............................................17

ARTICLE V     COVENANTS............................................................................17
         Section 5.1        Conduct of Business by the Sellers Pending the
                                      Closing......................................................17
         Section 5.2        Access and Information.................................................19
         Section 5.3        Publicity..............................................................19
         Section 5.4        Expenses...............................................................19
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                                       i
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                           TABLE OF CONTENTS (CONT'D)
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         Section 5.5       Indemnification of Brokers..............................................19
         Section 5.6       Assignment of Assumed Contracts and Assumed
                                      Leases.......................................................19
         Section 5.7       Cooperation.............................................................19
         Section 5.8       Filings; Other Action...................................................20
         Section 5.9       Permit Transfers........................................................20
         Section 5.10      Bankruptcy Actions......................................................20
         Section 5.11      Tax Returns and Filings; Payment of Taxes...............................21
         Section 5.12      Tax Matters.............................................................21
         Section 5.13      Use of Trademarks.......................................................21
         Section 5.14      Additional Matters......................................................21
         Section 5.15      Non-Solicitation........................................................22

ARTICLE VI    ADDITIONAL POST-CLOSING COVENANTS;
                           COVENANTS RELATING TO EMPLOYEES.........................................22
         Section 6.1       Further Assurances......................................................22
         Section 6.2       Books and Records; Personnel............................................22
         Section 6.3       Third Party Rights......................................................23
         Section 6.4       Employee Withholding....................................................23
         Section 6.5       Employment of the Sellers' Employees....................................23
         Section 6.6       Workers' Compensation...................................................25
         Section 6.7       Employment Taxes........................................................25
         Section 6.8       Transfer of Intellectual Property.......................................25

ARTICLE VII   CONDITIONS PRECEDENT.................................................................26
         Section 7.1       Conditions Precedent to Obligations
                                      of the Sellers and the Purchaser.............................26
         Section 7.2       Conditions Precedent to Obligation of the
                                      Sellers......................................................26
         Section 7.3       Conditions Precedent to Obligation of the
                                      Purchaser....................................................27

ARTICLE VIII     TERMINATION, AMENDMENT AND
                               WAIVER..............................................................27
         Section 8.1       Termination by Mutual Consent...........................................27
         Section 8.2       Termination by Either the Purchaser or the
                                      Sellers......................................................28
         Section 8.3       Termination by the Sellers..............................................28
         Section 8.4       Termination by the Purchaser............................................29
         Section 8.5       Effect of Termination and Abandonment...................................29
         Section 8.6       Termination Fee.........................................................29

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                                       ii
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                           TABLE OF CONTENTS (CONT'D)
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ARTICLE IX      GENERAL PROVISIONS.................................................................30
         Section 9.1       Survival of Representations, Warranties,
                                      Agreements and Covenants.....................................30
         Section 9.2       Notices.................................................................30
         Section 9.3       Entire Agreement........................................................31
         Section 9.4       No Assignment...........................................................31
         Section 9.5       Governing Law...........................................................32
         Section 9.6       Consent To Jurisdiction.................................................32
         Section 9.7       Amendment...............................................................32
         Section 9.8       Waiver..................................................................32
         Section 9.9       Severability; Validity; Parties in Interest.............................33
         Section 9.10      Enforcement of Agreement................................................33
         Section 9.11      Counterparts; Effectiveness.............................................33
         Section 9.12      Headings................................................................33

EXHIBIT INDEX

         Exhibit A                  Assignment and Assumption Agreement
         Exhibit B                  Employment Agreement of P. Michael Gummeson
         Exhibit C                  Form of Bankruptcy Court Orders
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                                       iii
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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is dated as of October 6, 2000 (the "Agreement"), by and among Intellisys Group, Inc., a Delaware corporation ("Intellisys"), and its wholly-owned subsidiaries B. Higginbotham Enterprises, Inc., a Texas corporation, Proline Video, Inc., a Texas corporation and Proline Industries, Inc., a Washington corporation (together with Intellisys, the "Sellers"), the Sellers being the debtors-in-possession under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the "Bankruptcy Code"), and MCSi, Inc., a Maryland corporation ("MCSi" or the "Purchaser"). Each of the Sellers and the Purchaser is a "party" to this Agreement and one or more of the Sellers and the Purchaser are the "parties" to this Agreement, as the context may require.

                                 R E C I T A L S

         A. The Sellers are engaged in the design, sale, installation and servicing of custom integrated audio, video and data networking, conferencing and presentation systems for commercial facilities, classrooms, public assembly areas and command and control centers at its facilities in Arizona, California, Colorado, Georgia, Massachusetts, Oregon, Texas and Washington (collectively, the "Business").

         B. Substantially contemporaneously with the execution of this Agreement, each of the Sellers filed or will file (the "Filing Date") a voluntary petition (the "Petition") for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Central District of California, Northern Division (the "Bankruptcy Court"), commencing the Chapter 11 cases (the "Chapter 11 Cases").

         C. The Purchaser desires to purchase and obtain the conveyance, assignment and transfer from the Sellers, and the Sellers desires to sell, convey, assign and transfer to the Purchaser, a significant portion of the assets and properties of the Sellers relating to the Business, together with certain obligations and liabilities relating thereto, and the assumption and assignment of certain executory contracts and leases pursuant to the terms hereof, all in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code (collectively, the "Contemplated Transactions").

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings:

         "Affiliate," with respect to any Person, means a Person that controls, is controlled by or is under common control with such Person. For the purposes hereof, "Control" and "Controlled" means the possession, direct or indirect, of the power to direct or cause the direction of the

                                       1

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management and policies of an entity, whether through the ownership of voting securities, by contract, management agreement or otherwise.

         "Agreement" has the meaning set forth in the Preamble.

         "Allocation Schedule" has the meaning set forth in Section 2.7(a).

         "Alternative Transaction" has the meaning set forth in Section 8.7(b).

         "Assets" has the meaning set forth in Section 2.1.

         "Assignment and Assumption Agreement" means the bill of sale, assignment and assumption agreement substantially in the form of EXHIBIT A hereto.

         "Assumed Contracts" has the meaning set forth in Section 2.1(h).

         "Assumed Leases" has the meaning set forth in Section 2.1(l).

         "Assumed Liabilities" has the meaning set forth in Section 2.3.

         "Bankruptcy Code" has the meaning set forth in the Preamble.

         "Bankruptcy Court" has the meaning set forth in Recital B.

         "Business" has the meaning set forth in Recital A.

         "Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions in Los Angeles, California, United States are authorized or required by law or executive order to close.

         "Chapter 11 Cases" has the meaning set forth in Recital B.

         "Chapter 11 Expenses" means the costs incurred and expenses paid or payable by the Sellers in connection with the administration of the Chapter 11 Cases, including (a) obligations to pay professionals' fees and expenses in connection with the Chapter 11 Cases (including fees of attorneys, accountants, investment bankers, financial advisors and consultants retained by the Sellers, the Creditors' Committee, or the pre-petition lenders, and any compensation for making a substantial contribution in the Chapter 11 Cases) and reimbursement of any expenses incurred by the Sellers prior to the Closing Date in connection therewith (including any obligations to pay any holdback of any such fees and expenses), (b) fees and expenses payable to the United States trustee under
Section 1930 of Title 28 of the United States Code, and (c) expenses of members of the Creditors' Committee.

         "Claims" has the meaning set forth in Section 2.2(g).

         "Closing" has the meaning set forth in Section 3.1.

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         "Closing Date" has the meaning set forth in Section 3.1.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Competing Proposal" means a competitive bid or proposal from a third party (a) to purchase (i) substantially all of Sellers' assets, or (ii) substantially all of the equity of Sellers, in each case whether in a separate transaction or series of transactions or as part of a plan of reorganization of Sellers or any of them, (b) for any merger, consolidation, liquidation, dissolution or similar transaction involving Sellers or any of them, or (c) to provide debt or equity financing to the Sellers or any of them.

         "Consideration" has the meaning set forth in Section 2.5(a).

         "Contemplated Transactions" has the meaning set forth in Recital C.

         "Contracts" means each contract of the Sellers (x) involving payments or other consideration in excess of (i) $25,000 in any twelve month period, or
(ii) $50,000 over the term of the contract or (y) which is otherwise material to the Sellers' Business, except for purchase orders of the Business.

         "Creditors' Committee" means the official committee of unsecured creditors appointed by the United States trustee in the Chapter 11 Cases, as such committee may be constituted from time to time, if applicable in this Chapter 11 Cases.

         "Cure Amounts" means any cure amounts payable or that become payable in respect of the assumption by the Sellers and/or the assignment to the Purchaser of the Assumed Contracts and the Assumed Leases or other executory contracts and unexpired leases assigned to the Purchaser under the 365 Order.

         "Damages Amount" has the meaning set forth in Section 8.2(b).

         "Deposit" has the meaning set forth in Section 2.5(b).

         "Designated Purchaser Representatives" has the meaning set forth in
Section 5.8.

         "D.I.P. Financing Facility" means the agreements set forth in the Stipulation for Entry of Order Authorizing Debtor in Possession Financing and Modification of the Automatic Stay.

         "Disputed Matters " has the meaning set forth in Section 2.5(a).

         "Effective Time of Employment" has the meaning set forth in Section 6.5(b).

         "Encumbrances" has the meaning set forth in Section 2.1.

         "Excluded Assets" has the meaning set forth in Section 2.2.

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         "Excluded Contracts" has the meaning set forth in Section 2.2(a).

         "Excluded Leases" has the meaning set forth in Section 2.2(c).

         "Excluded Liabilities" has the meaning set forth in Section 2.4.

         "FICA" has the meaning set forth in Section 6.7(a).

         "Filing Date" has the meaning set forth in Recital B.

         "Final Order" means an order of the Bankruptcy Court the operation or effect of which has not been stayed, reversed or amended, and as to which order the time to appeal or to seek review or rehearing has expired and as to which
(i) no appeal or request for review or rehearing was filed, or (ii) if an appeal or request for review or rehearing was filed, such appeal or request for review or rehearing is no longer pending.

         "FUTA" has the meaning set forth in Section 6.7(a).

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization, and shall include the Bankruptcy Court.

         "HSR Act" has the meaning set forth in Section 7.1(b).

         "Inactive Employee" means an employee who is not actively at work due to approved leave of absence, short-term disability leave or military leave.

         "Income Tax" or "Income Taxes" means any franchise Tax and any Tax based on or measured by gross or net revenues, income or profits (including any and all fines, penalties, interest and additions attributable to or otherwise imposed on or with respect to any such Tax).

         "Intellectual Property" shall mean all of the following as they exist in any jurisdiction, in each case, to the extent owned by, licensed to, or otherwise used or held for use by the Sellers:

         (i) patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisions, continuations, continuations-in-part, renewals, substitutions or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn or refiled);

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         (ii) trademarks, service marks, trade dress, trade names, brand names,
Internet domain names, websites or web pages, designs, logos or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration thereof;

         (iii) copyrights, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights;

         (iv) trade secrets, confidential business information and other proprietary information including, without limitation, designs, research and development information, technical information, specifications, operating and maintenance manuals, methods, engineering drawings, know-how, data, mask works, discoveries, inventions, industrial designs and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection);

         (v) computer software programs, including all source code, object code, and documentation related thereto (the "Software"); and

         (vi) all licenses, sublicenses, and other agreements or permissions related to the property described in (i) to (v), above.

         "Intellisys" means Intellisys Group, Inc., a Delaware corporation.

         "Inventories" has the meaning set forth in Section 2.1(c).

         "Legal Proceeding" means any judicial, administrative, regulatory or arbitral proceeding, investigation or inquiry or administrative charge or complaint pending at law or in equity before any Governmental Authority.

         "MCSi" means MCSi, Inc., a Maryland corporation.

         "Offer Employee" has the meaning set forth in Section 6.5(b).

         "Permits" has the meaning set forth in Section 5.10.

         "Permitted Encumbrances" has the meaning set forth in Section 2.1.

         "Person" means any natural person, firm, partnership, association, corporation, limited liability company, joint venture, trust, unincorporated organization, business trust, Governmental Authority, official and unofficial committees in the Chapter 11 Cases or any other entity.

         "Petition" has the meaning set forth in Recital B.

         "Pre-Closing Tax Period" means any Tax period (or any portion thereof) ending on or before the Closing Date.

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         "Priority Claims" means an allowed claim entitled to priority pursuant to Sections 507(a)(1) to (a)(9) of the Bankruptcy Code.

         "Purchaser" has the meaning set forth in the Preamble.

         "Qualified Bidder" means a person or entity (a) who has delivered to Sellers an executed confidentiality agreement, (b) who has delivered to Sellers a Competing Proposal that Sellers, in good faith and upon the advice of their independent financial advisors, believe is reasonably likely to lead to a higher and better offer for the subject assets, and (c) whom Sellers in good faith determine is reasonably likely (based on the availability of financing and proof of financial wherewithal, experience and other relevant considerations) to be able to consummate a transaction based on the Competing Proposal, if selected as the successful bidder for the subject assets. For avoidance of doubt, Purchaser shall be deemed to be a Qualified Bidder.

         "Schedule Date" has the meaning set forth in Section 2.1(h).

         "Sellers" has the meaning set forth in the Preamble.

         "Sellers Material Adverse Effect" means any events, conditions or matters, other than the filing of the Petition or general changes in the audio-visual communications industry as a whole, in respect of the Sellers, the Assets, the Business or the Assumed Liabilities, that individually or in the aggregate, taking into account all events, conditions or matters that affect the Sellers, the Assets, the Business or the Assumed Liabilities (whether or not in connection with the same or any similar representation, warranty or matter), have resulted in or could reasonably be expected to result in a material adverse effect on the Assets in their current condition.

         "Sellers Plan" has the meaning set forth in Section 6.3.

         "Sellers Representatives" has the meaning set forth in Section 6.2(b).

         "Subsidiary" of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or other similar governing body of such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

         "Tax" or "Taxes" means all taxes of any kind, charges, fees, customs, duties, imposts, levies, or other assessments, including all net income, gross receipts, ad valorem, value added, transfer, gains, franchise, profits, inventory, net worth, capital stock, asset, sales, use, license, estimated, withholding, payroll, transaction, capital, employment, social security, workers compensation, unemployment, excise, severance, stamp, occupation, and property taxes, together with any interest and any penalties, additions to tax, or additional amounts, imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes.

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         "Tax Returns" means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms, estimates and information returns and any amended Tax Returns relating to Taxes.

         "Termination Fee" has the meaning set forth in Section 8.7(a).

         "Termination Fee Event" has the meaning set forth in Section 8.7(b).

         "363 Order" means an order of the Bankruptcy Court, in form attached hereto as EXHIBIT C, with the substance of any changes thereto in the sole discretion of the Purchaser, approving the sale of the Assets, including the assignment of all Assumed Contracts and Assumed Leases, except Excluded Contracts and other Excluded Assets, by the Sellers to the Purchaser under this Agreement pursuant to Sections 105 and 363 of the Bankruptcy Code, in each case free and clear of any Encumbrances (other than Permitted Encumbrances) except as specifically set forth in this Agreement as an Assumed Liability, and finding that the Purchaser is a "good faith purchaser," including for purposes of
Section 363(m) of the Bankruptcy Code.

         "365 Order" means an order or orders of the Bankruptcy Court (which may be included in the 363 Order), in form as set forth in EXHIBIT C with the substance of any changes thereto in the sole discretion of the Purchaser, approving the assumption and assignment by the Sellers to the Purchaser of all Assumed Contracts and Assumed Leases pursuant to Section 365 of the Bankruptcy Code. The 365 Order shall provide for Sellers' assignment to and assumption by Purchaser of the Assumed Contracts and Assumed Leases and for Sellers' payment of any Cure Amounts up to an aggregate amount of $365,000 (without giving effect to any acceleration clauses or any default provisions in such contracts of a kind specified in Section 365(b)(2) of the Bankruptcy Code). The Assumed Contracts and Assumed Leases (other than Excluded Contracts and Excluded Leases) will be transferred to, and remain in full force and effect for the benefit of, the Purchaser, notwithstanding any provision in the Assumed Contracts, Assumed Leases or in applicable law (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts or limits in any way such assignment or transfer.

         "Transfer Taxes" has the meaning set forth in Section 5.13.

         "Transitioned Employee" has the meaning set forth in Section 6.5(b).

         SECTION 1.2 GENERAL PRINCIPLES OF CONSTRUCTION. Unless otherwise specified, references herein to Articles, Sections, Exhibits and Schedules refer to the Articles, Sections, Exhibits and Schedules to this Agreement. The words "hereof," "herein" and "hereunder," and words of like import, refer to this Agreement as a whole and not to any particular Article or Section of this Agreement. References to this Agreement herein shall, unless the context otherwise requires, include the Exhibits and Schedules hereto. The words "without limitation" shall be deemed to follow any use of the word "include" or "including" herein.

         SECTION 1.3 VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

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         SECTION 1.4 HEADINGS. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

         SECTION 2.1 PURCHASE AND SALE OF ASSETS. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase and accept from the Sellers, all of the Sellers' right, title and interest in and to the assets, properties, rights, contractual rights and claims of the Sellers relating to the Business as set forth below (except for the Excluded Assets set forth in Section 2.2), wherever located, whether tangible or intangible, real, personal or mixed, as the same shall exist at the Closing (such right, title and interest in and to all such assets, properties, rights, contractual rights and claims being collectively referred to herein as the "Assets"), free and clear of all mortgages, pledges, liens, charges, equities, encumbrances, rights of first refusal, security interests, hypothecations, assessments, encroachments, consents, claims, options, reservations, restrictions, condemnation proceedings (collectively, "Encumbrances"), other than (i) minor easements, encroachments and similar reservations, restrictions and burdens or other Encumbrances that would not individually or in the aggregate adversely affect the use or enjoyment of the Assets by the Purchaser,
(ii) Encumbrances that the Purchaser agrees in writing to accept, (iii) Encumbrances which may not be severed under a sale conducted pursuant to Section 363 of the Bankruptcy Code ("Permitted Encumbrances"). The Assets shall be sold as is, where is, with all faults and without representations or warranties of any nature whatsoever. The Assets shall include all the Sellers' right, title and interest in and to the assets, properties, rights, contractual rights and claims described in clauses (a) through (r) below (but shall specifically exclude the Excluded Assets):

         (a) all tools and equipment, including all production, installation, maintenance, packaging, testing and other tooling and equipment, furnishings, furniture, fixtures, office supplies, vehicles, equipment, computers and other items of tangible personal property and all other fixed assets of any type or nature;

         (b) all cash (less reasonable reserves for accrued payroll, utilities or other expenses incurred in the ordinary course of business), cash equivalents, securities, promissory notes, bank or deposit accounts, general intangibles, investments, accounts receivable and security or collateral therefor, including recoverable customer deposits and all accounts relating to inventory which has been shipped to Sellers' customers but not billed and all rights to rebates and discounts payable by manufacturers, vendors, suppliers, contractors or others;

         (c) all inventories of raw materials, work in progress, finished products, purchased or ordered product from vendors, suppliers, manufacturers or other Persons, goods, spare parts, supplies, demonstration equipment, replacement and component parts, packaging, shipping containers and other materials (collectively, the "Inventories"), including Inventories held at any location controlled by the Sellers, Inventories previously purchased or in transit to the Sellers, Inventories consigned to vendors, resellers or customers, and Inventories in transit to such vendors, resellers or customers;

         (d) all Intellectual Property, the rights to sue for, and remedies against, past, present, and future infringements thereof, and the rights of priority and protection of interests therein under applicable laws and all documentation that embodies or relates to the Intellectual Property to the extent such property rights, interests or documentation is transferable under the Bankruptcy Code and other applicable law;

         (e) all copies of marketing brochures and materials and other printed or written materials in any form or medium relating to the Sellers' ownership or operation of the Business that the Sellers are not required by law to retain and duplicates of any such materials that the Sellers are required by law to retain;

         (f) all rights under all representations, warranties and guarantees made by vendors, suppliers, manufacturers, contractors and others with respect to the Assets or the Business and all rights under all geographic distribution agreements between the Sellers and any vendor, supplier, manufacturer or contractor;

         (g) all Permits held by the Sellers (or, to the extent any such Permits are not freely transferable, all right, title and interest of the Sellers in such Permits to the fullest extent such right, title and interest may be transferred);

         (h) only the contracts, agreements, understandings and arrangements listed on a Schedule of Assumed Contracts prepared by MCSi as of the third business day prior to 21 days before the hearing on the approval of the 365 Order (the "Schedule Date") (the "Assumed Contracts"), but specifically excluding the Excluded Contracts and Excluded Liabilities;

         (i) all books and records of the Business, including all financial statements, financial data, financial statistics, data processing records, employment and personnel records (only of Transitioned Employees), customer lists, files and records, advertising and marketing data and records, credit records, records relating to vendors, suppliers and customers and other data and databases, but excluding the original corporate and tax records of the Business (but including copies thereof);

         (j) all credits, prepaid expenses, deferred charges, advance payments, security deposits (including utility deposits) and prepaid items (and, in each case, security interests from third parties relating thereto);

         (k) all goodwill relating to the Assets and the Business;

         (l) only the written leases and subleases, including all written amendments and modifications, pursuant to which the Sellers are the lessees as to any real property, as described in a Schedule prepared by MCSi as of the Schedule Date (the "Assumed Leases"), but specifically excluding the Excluded Leases;

         (m) only the written leases and subleases, including all written amendments and modifications, pursuant to which the Sellers are the lessees as to any personal property described

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in a Schedule prepared by MCSi as of the Schedule Date (which personal property leases shall be included in the definition of "Assumed Leases");

         (n) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Sellers with respect to the Business or the ownership, use, function or value of any Asset, whether arising by way of counterclaim or otherwise (except arising pursuant to the Contemplated Transactions), including lawsuits, judgments, claims and demands that may be brought against the Purchaser or any of its directors, officers, employees, or agents or any of their respective Affiliates, but excluding (i) any actions arising out of the Chapter 11 Cases, (ii) any actions related to the Excluded Assets, and (iii) any avoidance actions or similar actions, including but not limited to actions under sections 544, 545, 547, 548, 550 and 553 of the Bankruptcy Code;

         (o) all proceeds, reserves, benefits or claims related to any insurance coverage, including all such proceeds, reserves, benefits or claims of the Sellers arising out of any insurance policies and binders, with respect to claims arising out of or in connection with the Assets or the Business after the Closing Date or the Assumed Liabilities;

         (p) all telephone and facsimile numbers, all Internet domain names and all listings in all telephone books and directories (in any media) used by the Sellers in the conduct of the Business;

         (q) all prepaid Taxes of the Sellers for the Pre-Closing Tax Period;
and

         (r) all other assets of the Sellers described in a Schedule prepared by MCSi as of the Schedule Date, except Excluded Assets.

         SECTION 2.2 EXCLUDED ASSETS. The following assets, properties and rights (the "Excluded Assets") are not included in the Assets and shall be retained by the Sellers and shall not be acquired by the Purchaser pursuant to this Agreement:

         (a) any executory contract not set forth in Schedule 2.1(h) (the "Excluded Contracts");

         (b) any executory contract with respect to which the Purchaser does not assume all liabilities that arise on or after the Closing Date in accordance with the 365 Order;

         (c) any real property or personal property leases or subleases, including the property subject to such lease, not set forth on the Schedules to be provided by MCSi on the Schedule Date (the "Excluded Leases");

         (d) assets arising under executory contracts not assumed by the Purchaser pursuant to this Agreement;

         (e) any assets of any Sellers Plan, and any rights under any Sellers Plan or any contract, agreement or arrangement between any employee or consultant and the Sellers except as set forth in Section 2.4(d);

         (f) all rights, demands, claims, actions and causes of action that the Sellers or the Business may have, on or after the date hereof, against any Governmental Authority for refund or credit of any type with respect to the Sellers' Taxes for the Pre-Closing Tax Period or Income Taxes of the Sellers for any period;

         (g) all rights, demands, claims, actions and causes of action (whether for personal injury or property, consequential or other damages of any kind) (collectively, "Claims") that the Sellers or the Business may have against any Person with respect to, or that are exclusively related to, any Excluded Liabilities or Excluded Assets;

         (h) proceeds, reserves, benefits or claims relating to any insurance coverage arising out of the insurance policies or binders set forth on Schedule
4.18 with respect to Claims arising out of or in connection with any Excluded Liabilities;

         (i) any actions arising out of the Chapter 11 Cases; any actions related to the Excluded Assets, and any avoidance actions or similar actions, including but not limited to actions under sections 544, 545, 547, 548, 550 and 553 of the Bankruptcy Code;

         (j) any equity securities of the Sellers; and,

         (k) any other asset, property, right, contract or claim not set forth in Section 2.1.

         SECTION 2.3 ASSUMED LIABILITIES. The Purchaser shall assume no obligations or liabilities of the Sellers except as set forth in this Section
2.3. On the terms and subject to the conditions set forth in this Agreement, effective as of the Closing and from and after the Closing, the Purchaser shall assume from the Sellers and thereafter pay, perform and discharge when due, the following, and only the following, liabilities and obligations of the Sellers (the "Assumed Liabilities"):

         (a) all liabilities and obligations with respect to, arising out of, or related to, the ownership, possession or use of the Assets, but, in each case, only to the extent arising after the Closing Date or otherwise assumed pursuant to this Agreement; and,

         (b) all obligations of the Sellers under the Assumed Contracts and Assumed Leases which, by the terms thereof, are to be observed, paid, discharged or performed, as the case may be, in each case at any time after the Closing Date (including obligations for goods in transit which have been ordered but not received by the Sellers prior to the Closing and are included in the Assets herein, but excluding any Cure Amounts which shall be paid by the Sellers).

         SECTION 2.4 EXCLUDED LIABILITIES. Notwithstanding anything to the contrary contained herein, the Purchaser shall not assume, or in any way be liable or responsible for, any liabilities, commitments or obligations of the Sellers of any kind or nature whatsoever, known or unknown, accrued, fixed, contingent or otherwise, liquidated or unliquidated, choate or inchoate, due or to become due, except for the Assumed Liabilities (collectively, "Excluded Liabilities"). Without limiting the generality of the foregoing, the Purchaser shall not assume the following:

         (a) any liabilities or obligations (whether absolute, contingent or otherwise) with respect to, arising out of, or related to, the Assets on or prior to the Closing Date, including any liability or obligation of the Sellers or any of their employees, directors, officers, Affiliates or agents arising out of, relating to, or caused by (whether directly or indirectly), the Sellers' ownership, possession, interest in, use or control of the Assets or operation of the Business, including but not limited to trade accounts payable and other ordinary course payables to the extent incurred before and after the Filing Date and relating to the operations of the Sellers before and after the Filing Date and to the extent they have not been satisfied or discharged on or prior to the Closing Date;

         (b) any liability or obligation of the Sellers for (x) Taxes accrued for, applicable to or arising from any period on or prior to the Closing Date or Income Taxes accrued for, applicable to, or arising from any period or (y) for transfer or other Taxes arising by reason of the consummation of the Contemplated Transactions;

         (c) any liability or obligation of the Sellers pursuant to Environmental Laws based upon or arising from events, conditions or circumstances occurring or existing on or prior to the Closing Date;

         (d) any liability or obligation of the Sellers in respect of employment plans (including any pension, welfare or other Sellers Plan), consulting, severance, change in control or similar agreements, other than the liabilities or obligations of the Sellers in respect of the employment agreement with Mr. P. Michael Gummeson, as set forth in EXHIBIT B;

         (e) all Chapter 11 Expenses, all liabilities and obligations of the Sellers relating to the Excluded Assets and to the Excluded Liabilities, and all other liabilities and obligations of the Sellers under or arising out of this Agreement with respect to the Contemplated Transactions, including legal, accounting, financial advisory or investment banking and other professional fees, expenses and Taxes incurred by the Sellers;

         (f) all liabilities and obligations of the Sellers to any of its directors, officers, employees, agents or Affiliates;

         (g) all liabilities and obligations of the Sellers (x) to financial institutions or other Persons for borrowed money (including any indebtedness under the DIP Financing Facility), for any interest rate or currency swap, collar, floor or similar arrangement or for any commodity swap or futures or forward contract, or (y) with respect to indebtedness or obligations of others which any of the Sellers has directly or indirectly guaranteed;

         (h) all liabilities and obligations of the Sellers, regardless of when the claims are brought, in respect of any product liability with respect to any product developed, manufactured, installed, serviced, sold, distributed, caused to be distributed or intended to be distributed by or on behalf of the Business on or prior to the Closing Date;

         (i) all liabilities and obligations of the Sellers relating to customer claims, regardless of when the claims are brought, under any warranty relating to products developed, manufactured, installed, serviced, sold, distributed, caused to be distributed or intended to be distributed by or on behalf of the Business on or prior to the Closing Date; and

         (j) all liabilities and obligation of the Sellers relating to medical, dental and health benefits and any workers' compensation claims relating to any period prior to the Closing Date.

         SECTION 2.5 CONSIDERATION. (a)(i) The aggregate amount to be paid for the Assets (the "Consideration") shall be an amount in cash, not to exceed $25,500,000, equal to the outstanding principal balance owed by the Sellers to Fleet Capital Corporation under the D.I.P. Financing Facility as of the Closing Date (not to exceed $20,000,000) plus the outstanding principal balance owed to MCSi, Inc. under the D.I.P. Financing Facility (on account of MCSi's participation therein), plus $500,000.

         (b) The Purchaser shall, on the date of the execution of this Agreement which shall be concurrent with the Filing Date, transmit by wire transfer a good faith deposit ("Deposit") in the amount of $100,000 which shall be held by counsel to the Sellers and shall not be commingled with the assets of the Sellers. The Deposit shall be deducted from the Consideration payable by MCSi at the Closing. If the Closing does not occur and the Agreement is terminated by the Purchaser pursuant to Sections 8.1, 8.2 or 8.4 hereof, the Deposit shall be returned to the Purchaser within five (5) Business Days after such termination which, together with the Termination Fee, as applicable, shall be the sole and exclusive remedies of the Purchaser. If the Closing does not occur and the Agreement is terminated by the Sellers pursuant to Section 8.3 hereof, the Deposit may be retained by the Sellers.

         SECTION 2.6 PAYMENT OF CURE AMOUNTS. Any and all Cure Amounts shall be promptly paid by the Sellers to the parties to whom and pursuant to the terms by which the Bankruptcy Court directs such payments to be made up to the aggregate amount of $365,000 and any such Cure Amounts in excess thereof shall be paid by the Purchaser.

         SECTION 2.7 ALLOCATION OF PURCHASE PRICE.

         (a) Within a reasonable period following the signing of this Agreement, but in no event more than ninety (90) days after the Closing, the Purchaser shall prepare and deliver to the Sellers a schedule (an "Allocation Schedule") allocating the sum of the Adjusted Consideration and the Assumed Liabilities among the Assets, in such amounts reasonably determined by the Purchaser to be consistent with Section 1060 of the Code, and the regulations thereunder. The Allocation Schedule shall be binding on the parties without further adjustment, absent manifest error.

         (b) For all Tax and other purposes, the Purchaser and the Sellers agree to report the Contemplated Transactions in a manner consistent with the terms of this Agreement, and that neither of them will take any position inconsistent therewith in any Tax Return.

                                   ARTICLE III
                                   THE CLOSING

         SECTION 3.1 CLOSING. The closing of the Contemplated Transactions (the "Closing") shall take place at the offices of Pachulski Stang Ziehl Young & Jones, 10100 Santa Monica Boulevard, 11th Floor, Los Angeles, California 90067 at 10:00 a.m., which shall be the Business Day after the conditions set forth in
Article VIII shall have been satisfied or waived in writing or at such other time, date and place as shall be fixed by agreement between the parties (the date of the Closing being herein referred to as the "Closing Date").

         SECTION 3.2 PRE-CLOSING ACTIONS. Within two (2) Business Days after the Filing Date, the Sellers shall have obtained an order of the Bankruptcy Court:
(i) setting a hearing date on an expedited basis within fourteen (14) days of the Filing Date to rule on the Sellers' request for an order approving this Agreement and the Contemplated Transactions, including but not limited to, the Termination Fee set forth in Section 8.7 hereof, and bidding procedures; and
(ii) setting a hearing date on an expedited basis within twenty one (21) days of the latter hearing to rule on the Sellers' request for the 363 Order and/or 365 Order.

         SECTION 3.3 PAYMENTS AND DELIVERIES AT CLOSING. In addition to the other actions required to be taken by the Purchaser hereunder, subject to the terms and conditions hereof, at the Closing, the Purchaser shall:

         (a) pay to or for the account of the Sellers the Consideration as of the Closing Date less the Deposit, by wire transfer of immediately available funds to an account or accounts specified in writing by the Sellers; and

         (b) assume the Assumed Liabilities pursuant to a duly executed Assignment and Assumption Agreement in the form set forth as EXHIBIT A Hereto.

         SECTION 3.4 THE SELLERS' DELIVERIES AT CLOSING. In addition to the other actions required to be taken hereby by the Sellers, at the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

         (a) all documents, certificates and agreements necessary to transfer to the Purchaser good and marketable title to the Assets in accordance with this Agreement, free and clear of all Encumbrances thereon other than Permitted Encumbrances, including:

             (i) the Assignment and Assumption Agreement, duly executed by the Sellers;

             (ii) assignments of the Assumed Contracts, Intellectual Property and any other agreements and instruments constituting Assets, dated the Closing Date, assigning to the Purchaser all of the Sellers' right, title and interest therein and thereto; and

             (iii) assignments of the Assumed Leases, in form reasonably acceptable to the Purchaser, together with any necessary transfer declarations or other filings (and in recordable form if required by the Purchaser).

         (b) a copy of the resolutions of the board of directors of the Sellers, authorizing the execution, delivery and performance hereof by the Sellers, and a certificate of its president, secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

         (c) certified copies of all orders of the Bankruptcy Court pertaining to the Contemplated Transactions, including the 363 Order and 365 Order (which are final non-appealable orders), evidence of the entry of all such orders on the docket of the Chapter 11 Cases and of the absence on the docket of any pending appeal or motion for rehearing or reconsideration;

         (d) a copy of all Sellers Required Approvals;

         (e) any and all real property transfer tax returns and other similar filings required by law in connection with the Contemplated Transactions hereby and relating to the Leased Real Property, any part thereof or ownership interest therein, all duly and properly executed and acknowledged by the Sellers or an order from the Bankruptcy Court exempting the Sellers and the Purchaser from filing such returns and making such filings; and

         (f) an affidavit of an officer of the Sellers, sworn to under penalty of perjury, setting forth the Sellers' name, address and Federal tax identification number and stating that the Sellers are not "foreign persons" within the meaning of Section 1445 of the Code. If, on or before the Closing Date, the Purchaser shall not have received such affidavit, the Purchaser may withhold from the cash payments to the Sellers at Closing such sums as are required to be withheld therefrom under Section 1445 of the Code.

         SECTION 3.5 THE PURCHASER'S DELIVERIES AT CLOSING. In addition to the other actions required to be taken by the Purchaser hereby, at the Closing, the Purchaser shall deliver, or cause to be delivered, to the Sellers the Assignment and Assumption Agreement, duly executed by the Purchaser.

         SECTION 3.6 REQUIRED DOCUMENTS. All documents to be delivered by the Sellers or to be entered into by the Sellers and the Purchaser necessary to carry out the Contemplated Transactions or contemplated by the terms of this Agreement shall be reasonably satisfactory in form and substance to the Purchaser and counsel to the Purchaser and all documents to be delivered by the Purchaser necessary to carry out the Contemplated Transactions or to be entered into by the Sellers and the Purchaser necessary to carry out the Contemplated Transactions shall be reasonably satisfactory in form and substance to the Sellers and counsel to the Sellers.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         The Sellers represent and warrant to the Purchaser as follows (in the understanding that, without prejudice to the provisions of Sections 2.5(b), 8.6,
8.7 and 9.10, the Purchaser's exclusive remedy for a breach by the Sellers of any representation or warranty contained in this Agreement that is qualified as to materiality or a material breach of any representation or warranty that is not so qualified is to terminate this Agreement in accordance with Section 8.4).

         SECTION 4.1 ORGANIZATION. The Sellers are duly incorporated, validly existing and in good standing under the laws of their respective States of incorporation and have the corporate power and authority to own, use and operate their respective properties and to carry on business as it is now being conducted. The Sellers are duly qualified as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of their respective properties owned or held under lease or the nature of their respective activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate (and after taking into account the ability to requalify), have a Sellers Material Adverse Effect.

         SECTION 4.2 CHARTER DOCUMENTS AND CORPORATE RECORDS; NO INVESTMENTS.

         (a) The Sellers have delivered to the Purchaser true and complete copies of the certificates of incorporation and bylaws of each of the Sellers, in each case as in effect on the date hereof. The minute books of the Sellers have been made available to the Purchaser for its inspection and are accurate.

         (b) Except for the Subsidiaries of Intellisys which are parties to this Agreement, the Sellers have no Subsidiaries and do not own any capital stock or other proprietary interest, directly or indirectly, in any Person.

         SECTION 4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The Sellers have the corporate power and authority to enter into this Agreement and to carry out their respective obligations hereunder. The execution, delivery and performance of this Agreement by the Sellers and the consummation by the Sellers of the Contemplated Transactions have been duly authorized by all requisite corporate action. Subject to the entry and effectiveness of the 363 Order and the 365 Order, this Agreement has been duly and validly executed and delivered by the Sellers and (assuming this Agreement constitutes a valid and binding agreement of the Purchaser) constitutes a valid and binding agreement of the Sellers, enforceable against the Sellers in accordance with its terms. Assuming the entry and effectiveness of the 363 Order, neither the entering into of this Agreement nor the consummation of any of the Contemplated Transactions or performance of any obligations provided for herein requires the affirmative vote, consent or approval of or by holders of any class or series of shares of the Sellers' capital stock (or securities convertible into or exchangeable for shares of the Sellers' capital stock) or debt of the Sellers. Subject to the entry and effectiveness of the 363 Order, the Sellers have all requisite power to transfer to the Purchaser good and marketable title to the Assets free and clear of all Encumbrances other than Permitted Encumbrances.

         SECTION 4.4 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by the Sellers in connection with the execution, delivery and performance of this Agreement by the Sellers and the consummation of the Contemplated Transactions, except for
(a) the expiration of the notice period under the HSR Act, (b) consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court, and (c) consents, approvals, authorizations, declarations or rulings identified in Schedule 4.4 and except where the failure to obtain such consents would not have a Sellers' Material Adverse Effect. The items referred to in clauses (b) and (c) of this Section 4.4 are hereinafter referred to as the "Sellers Required Approvals."

         SECTION 4.5 NO VIOLATIONS. Except for the Sellers Required Approvals, neither the execution, delivery or performance of this Agreement by the Sellers, nor the consummation by the Sellers of the Contemplated Transactions, nor compliance by the Sellers with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the certificate of incorporation or by-laws of the Sellers, (b) result in a violation in any material respect or breach in any material respect of, or constitute (with or without notice or lapse of time) a default in any material respect (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of, any material note, bond, mortgage, deed of trust, security interest, indenture, lease, license, contract or agreement to which the Sellers are a party or by which any of the Sellers' properties or assets may be bound or affected, which violation, breach or default would have a material adverse effect on the ability of the Sellers to perform their respective obligations hereunder or to consummate the Contemplated Transactions, (c) violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to the Sellers or to any of the Sellers' properties or assets, (d) result in the creation or imposition of any material Encumbrance (other than a Permitted Encumbrance) on any asset of the Sellers, or (e) cause the suspension or revocation of any material Permit.

         4.6 BROKER'S OR FINDER'S FEES. Except for Murphy Noell Capital, LLC, Westlakes Village, California, no agent, broker, person or firm acting on behalf of the Sellers is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto in connection with the Contemplated Transactions. The Sellers hereby agree to pay the fees of Murphy Noell Capital, LLC in an amount not to exceed $850,000.

                                    ARTICLE V
                                    COVENANTS

         SECTION 5.1 CONDUCT OF BUSINESS BY THE SELLERS PENDING THE CLOSING. Subject to any obligations as a debtor or debtor-in-possession under the Bankruptcy Code, or order of the Bankruptcy Court, from the date hereof until the Closing Date, the Sellers shall use all commercially reasonable efforts to conduct the Business (x) in conformity with all applicable laws, rules and ordinances and (y) in the ordinary course consistent with past practice and taking into account the filing of the Petitions, including meeting its post-Petition obligations as they become due, subject to limited cash availability and liquidity under the DIP Financing Facility.

The Sellers shall also use their best efforts to cooperate in the filing of the notice under the HSR Act and to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of this Agreement. Without limiting the generality of the foregoing, except as provided in the Schedules or except as otherwise contemplated under this Agreement, from the date hereof until and including the Closing Date, without the prior written consent of the Purchaser:

         (a) Except with respect to retention bonuses not exceeding $150,000 in the aggregate, the Sellers shall not establish or increase the benefits under, or promise to establish, modify or increase the benefits under, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or employment, consulting or severance agreement, or otherwise increase the compensation payable to any directors, officers or employees of the Sellers, except in the ordinary course of business and consistent with past practice, or establish, adopt or enter into any collective bargaining agreement;

         (b) the Sellers shall not make or agree to make any capital expenditures or capital additions other than to meet its post-Petition obligations and for the necessary maintenance of the Assets in excess of $1,000;

         (c) the Sellers shall not amend, modify or waive any material provision of any agreement with any of its customers and suppliers or make any material change to its operations, services or policies relating to its customers and suppliers;

         (d) the Sellers shall not in any material respect change its methods of collecting trade receivables, and shall not make or agree to make any settlement concerning a trade receivable in excess of $500;

         (e) the Sellers shall not fail to pay any premiums when due in respect of any of the Sellers' insurance policies and binders;

         (f) the Sellers shall not fail to maintain any of the Assets that is used or held by the Sellers pursuant to any lease or other contractual arrangement in its current condition, ordinary "wear and tear" excepted; and

         (g) except to the extent necessary to comply with the requirements of applicable laws and regulations, the Sellers shall not (i) take, or agree or commit to take, any action that would make any representation or warranty of the Sellers hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at, or as of any time prior to, the Closing Date, or
(iii) take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions set forth in Article VII not being satisfied. The Sellers shall give the Purchaser prompt notice of any event, condition or circumstance, occurring from the date hereof until the Closing Date, that would constitute a violation or breach of any representation or warranty of the Sellers, whether made as of the date hereof or as of the Closing Date, or that would constitute a violation or breach of any covenant of the Sellers contained in this Agreement.

         SECTION 5.2 ACCESS AND INFORMATION. The Sellers shall afford to the Purchaser and to the Purchaser's financial advisors, legal counsel, accountants, consultants, financing sources and other authorized representatives reasonable access during normal business hours and without material disruption to the Business throughout the period prior to the Closing Date to all its books, records, properties, plants and personnel which relate to the Business and, during such period, shall furnish as promptly as practicable to the Purchaser and such persons all other information as the Purchaser or any of such persons may reasonably request in furtherance of the Contemplated Transactions; provided, however, that no investigation pursuant to this Section 5.2 shall affect any representations or warranties made herein or the conditions herein to the obligations of the parties to consummate the Contemplated Transactions.

         SECTION 5.3 PUBLICITY. Each party agrees that it will not make any public announcement or issue any press release or respond to any press inquiry with respect to this Agreement or the Contemplated Transactions without the prior approval of the other party (which approval will not be unreasonably withheld, conditioned or delayed), except as may be required (i) by applicable law (including, without limitation, the Bankruptcy Code or the Securities Act of 1933, as amended) or any requirement of any securities exchange on which the securities of any party involved, directly or indirectly, is listed, or (ii) to administer the Sellers' Chapter 11 Cases.

         SECTION 5.4 EXPENSES. Each party shall, except as otherwise specifically provided herein, bear the expenses incurred by it in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees, expenses and disbursements of agents, representatives, financial advisers, investment bankers, counsel and accountants.

         SECTION 5.5 INDEMNIFICATION OF BROKERS. The Sellers agree to indemnify and hold harmless the Purchaser from any claim or demand for commission or other compensation by any broker, finder or investment banker claiming to have been employed by or on behalf of the Sellers, and to bear the cost of legal expenses incurred in defending against any such claim. The Purchaser agrees to indemnify and hold harmless the Sellers from any claim or demand for commission or other compensation by any broker, finder or investment banker claiming to have been employed by or on behalf of the Purchaser, and to bear the cost of legal expenses incurred in defending against any such claim.

         SECTION 5.6 ASSIGNMENT OF ASSUMED CONTRACTS AND ASSUMED LEASES. The Sellers covenant that they will promptly take such actions as are necessary to pay the Cure Amounts for which they are responsible under Section 2.6 and to obtain the 365 Order assigning to the Purchaser the Assumed Contracts and Assumed Leases. The failure to provide adequate assurances of the performance under any Assumed Contract shall not entitle Purchaser to exercise any right herein to refrain from Closing.

         SECTION 5.7 COOPERATION. The Purchaser shall have the right to have its designated representatives, as designated to the Sellers from time to time (the "Designated Purchaser

Representatives"), present within normal business hours and without material disruption to the Business or any interference with the competitive sales process established by the Bankruptcy Court for consultation at the Sellers' facilities in Arizona, California, Colorado, Texas and/or Washington from the date hereof until the Closing. Such Designated Purchaser Representatives shall have the right to review and become familiar with the conduct of the Business. The Purchaser shall take all reasonable actions necessary to ensure that its Designated Purchaser Representatives will be readily available during normal business hours.

         SECTION 5.8 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, as promptly as practicable consistent with the terms of this Agreement, the Sellers and the Purchaser shall use all commercially reasonable efforts (a) to obtain the Sellers Required Approvals or and all other consents, approvals, permits or authorizations, respectively, and (b) to take, or cause to be taken, all other actions and do, or cause to be done, all other things reasonably necessary or appropriate consistent with the terms of this Agreement to consummate the Contemplated Transactions as soon as practicable. In connection with the foregoing, each party will promptly provide the other party with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement and the Contemplated Transactions.

         SECTION 5.9 PERMIT TRANSFERS. The Sellers shall, prior to or at the Closing, at its sole expense, cause the transfer or modification of any material licenses, certificates of occupancy, franchises, permits, exemptions, consents, waivers, authorizations, rights, franchises, orders or approvals of, and has made all required registrations with, any Governmental Authority that are material to the conduct of the Business (collectively, the "Permits") (including any Permits issued pursuant to Environmental Laws) to the extent that such is required or advisable to cause the Permits to remain in full force and effect, on the same terms as those existing prior to the Closing, after the Closing. The Purchaser will provide all reasonable cooperation to the Sellers necessary to effect such transfers or modifications. The Sellers and the Purchaser agree to cooperate as necessary to effect the reissuance of any Permits (including any Permits issued pursuant to Environmental Laws) to the extent that such is required or advisable. Any reasonable costs (not including Sellers' costs) associated with a reissuance of any Permit to the Purchaser shall be borne by the Purchaser.

         SECTION 5.10 BANKRUPTCY ACTIONS.

         (a) As promptly as practicable after the date hereof, the Sellers shall file a motion, supporting papers, notices and a form of 363 Order and 365 Order, all in the form set forth in EXHIBIT C seeking the Bankruptcy Court's approval of this Agreement, the Sellers' performance under this Agreement, the assumption and assignment of the Assumed Contracts and Assumed Leases and the Sellers' retention of the Excluded Assets and Excluded Liabilities, identification of the Cure Amounts and the Termination Fee. The Sellers shall file the same with the Bankruptcy Court no later than October 10, 2000 and shall use their best efforts to obtain entry of the 363 Order and the 365 Order (without the waiver of Sellers Obligation to obtain such final

Orders as set forth herein), subject to the procedures set forth for the submission and consideration of competing bids for the Assets.

         (b) The Purchaser agrees that it will promptly take such actions as are reasonably requested by the Sellers, on behalf of the Sellers, to assist in obtaining the Bankruptcy Court's approval of the matters set forth in Section 5.10(a) including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of providing necessary assurances of performance by the Purchaser under this Agreement and demonstrating that the Purchaser is a "good faith" purchaser under Section 363(m) of the Bankruptcy Code. In the event that the order granting the Bankruptcy Court's approval shall be appealed, the Sellers shall use all their reasonable best efforts to defend such appeal.

         (c) The Sellers will provide the Purchaser with copies of all motions, applications and supporting papers prepared by the Sellers (including forms of orders and notices to interested parties) relating to the Purchaser or the Contemplated Transactions prior to the filing thereof in the Chapter 11 Cases and shall not, other than due to emergency time constraints, file any such document unless it is in form and substance satisfactory to the Purchaser.

         (d) The Sellers shall give appropriate notice, and provide appropriate opportunity for hearing, to all parties entitled thereto, of all motions, orders, hearings or other proceedings relating to this Agreement or the Contemplated Transactions.

         SECTION 5.11 TAX RETURNS AND FILINGS; PAYMENT OF TAXES. The Purchaser shall have no responsibility for preparing any Tax Returns for, or for paying any Taxes of, the Sellers.

         SECTION 5.12 TAX MATTERS. To the extent not exempt by operation of the 363 Order, all personal property transfer, documentary, sales, use, registration, value-added, stamp, deed and other similar Taxes (including interest, penalties and additions to Tax) incurred in connection with the Contemplated Transactions ("Transfer Taxes") shall be borne by the Purchaser and the Purchaser shall indemnify the Sellers for any such Transfer Taxes incurred by the Sellers as a result of the Purchaser's failure to timely pay its share of such Transfer Taxes.

         SECTION 5.13 USE OF TRADEMARKS. The Sellers covenant that following the Closing Date (but in no event later than three (3) days after the Closing Date),
(a) it will not use any name, domain name, mark, logo, trade name, trademark or service mark or any name, domain name, mark, logo, trade name, trademark, or service mark otherwise owned by the Sellers or any confusingly similar variation thereof in any business activity except as is necessary for the administration of the Chapter 11 Cases, and (b) it will file with the Secretary of State of the State of Delaware and with other entities certificates of amendment or other documentation necessary so that all names and trademarks or any confusingly similar variation thereof are not incorporated or used therein.

         SECTION 5.14 ADDITIONAL MATTERS. Subject to the terms and conditions herein provided, each party agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions.

         SECTION 5.15 NON-SOLICITATION. From and after the Filing Date, neither the Sellers nor any of their respective directors, employees, accountants, attorneys, investment bankers, financial advisers, or other agents or representatives shall directly or indirectly solicit or enter into discussions regarding, or respond to any inquiries or proposals for, a Competing Proposal; provided, however, that notwithstanding the foregoing, after entry of the Bankruptcy Court Order approving the sales procedures, other bids and the Termination Fee, Sellers shall be entitled to give such notice of such Bankruptcy Court Order as the Bankruptcy Court requires to respond to and discuss any Competing Proposals from a Qualified Bidder, to provide information, including due diligence materials, to Qualified Bidders and to negotiate and discuss any bid from a Qualified Bidder, provided, further, however, that Sellers shall keep Purchaser informed on a current basis of the status of all Competing Proposals received (whether written or oral) and provide Purchaser with copies of all Competing Proposals and other related communications received from third parties within one (1) Business Day after Sellers' receipt thereof.

                                   ARTICLE VI
                       ADDITIONAL POST-CLOSING COVENANTS;
                         COVENANTS RELATING TO EMPLOYEES

         SECTION 6.1 FURTHER ASSURANCES. In addition to the provisions of this Agreement, from time to time after the Closing Date, the Sellers and the Purchaser will execute and deliver such other instruments of conveyance, transfer or assumption, as the case may be, and use all commercially reasonable efforts to take such other actions as may be reasonably requested to implement more effectively the conveyance and transfer of the Assets to the Purchaser and assumption of the Assumed Liabilities and Assumed Contracts by the Purchaser, including the payment by the Sellers of Cure Amounts for which they are responsible under Section 2.6 which had not been paid as of the Closing Date.

         SECTION 6.2 BOOKS AND RECORDS; PERSONNEL.

         (a) The Purchaser shall not dispose of or destroy any of the business records or files of the Business created prior to the Closing until after the second anniversary of the Closing Date. Thereafter, if the Purchaser wishes to dispose of or destroy any of the business records or files of the Business created prior to the Closing, it shall first give sixty (60) days' prior written notice to Intellisys and Intellisys shall have the right, at its option and expense, upon prior written notice to the Purchaser within such 60-day period, to take possession of such records and files within ninety (90) days after the date of the notice from Intellisys.

         (b) The Purchaser shall allow the Sellers and any of their respective directors, officers, employees, counsel, representatives, accountants and auditors (collectively, the "Sellers Representatives") reasonable access to all business records and files of the Sellers or the Business that are transferred to it in connection herewith, in connection with the Sellers' rights and obligations as the former owner of the Assets, during regular business hours and upon reasonable notice at the Purchaser's principal place of business or at any location where such records are stored, and the Sellers Representatives shall have the right to make copies (at Sellers' expense) of any such records and files to the extent such records and files relate to pre-Closing periods; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of the Purchaser's business or operations.

         (c) From the Closing Date through the date the Chapter 11 Cases are closed, the Purchaser shall give to the Sellers Representatives, their counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours and upon reasonable notice) to the books and records of the Business to the extent such books and records relate to pre-Closing periods, and will furnish to the Sellers Representatives, their counsel, financial advisors, auditors and other authorized representatives such financial, operating and property-related data and other information relating to the Business, and relating solely to pre-Closing periods, as may be necessary for administration of the Chapter 11 Cases.

         (d) From the Closing Date, the Sellers shall allow the Purchaser and any of its directors, officers, employees, counsel, representatives, accountants and auditors reasonable access to the Sellers' corporate records and Taxes during regular business hours and upon reasonable notice at the Sellers' principal places of business or at any location where such records are stored, and such representatives of the Purchaser shall have the right to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of the Sellers' business or operations.

         SECTION 6.3 THIRD PARTY RIGHTS. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee or stockholder or former stockholder of the Sellers or any other persons or entities (including any beneficiary or dependent thereof), in respect of continued employment (or resumed employment) or rights to payment for any specified period of any nature or kind whatsoever, and no provision of this Agreement shall create such third party beneficiary rights in any such persons or entities in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan of the Sellers ("Sellers' Plan").

         SECTION 6.4 EMPLOYEE WITHHOLDING. The Sellers agree that, pursuant to the "alternative procedure" provided in Section 5 of Revenue Procedure 84-77, 1984-2 C.B. 753, with respect to filing and furnishing IRS Forms W-2, W-3, and 941, (i) the Sellers shall report on a "predecessor-successor" basis, as set forth therein, (ii) the Sellers shall be relieved from furnishing Forms W-2 to any of the employees of the Sellers who become employees of the Purchaser, and
(iii) the Purchaser shall assume the obligations of the Sellers to furnish such Forms W-2 to such employees for the year in which the Closing occurs. The Sellers shall provide the Purchaser with all information and documentation necessary to effect the foregoing procedure.

         SECTION 6.5 EMPLOYMENT OF THE SELLERS' EMPLOYEES.

         (a) The Sellers shall use their reasonable efforts to retain all of their respective employees, and to maintain in good standing through the Closing all relationships and agreements with employees and independent contractors, in each case from the date hereof through the Closing Date and to cooperate with the Purchaser in hiring the employees offered employment pursuant to Section 6.5(b); provided, however, that the foregoing shall not require that the Sellers offer any compensation or other incentives in addition to the compensation and benefits being provided or required to be provided as of the date of this Agreement.

         (b) On or before the Closing Date, the Purchaser shall deliver to Intellisys a list of the employees of the Sellers whom the Purchaser wishes to employ (each such employee, an "Offer Employee") on such terms and conditions as the Purchaser shall determine (subject to the provisions of this Article VI) effective as of the Closing Date. The time at which the employment by the Purchaser of each such employee who is not an Inactive Employee as of the Closing and who accepts such offer of employment shall become effective (the "Effective Time of Employment") shall be as of the day after the Closing Date. The Effective Time of Employment of any such employee who is an Inactive Employee as of the Closing shall be such time (if any) within 180 days following the Closing Date when such Inactive Employee returns to active status and reports to work with the Purchaser and the Purchaser shall have no obligation to employ any such Inactive Employee who fails to return to active status or to report to work with the Purchaser within such 180-day period. Each employee who becomes employed by the Purchaser pursuant to one of the two preceding sentences shall be considered a "Transitioned Employee" from and after his or her Effective Time of Employment. The Purchaser shall not be obligated to make an offer of employment to any employee and no employee is entitled to employment hereunder.

         (c) From the date hereof through the Closing Date, the Sellers shall permit the Purchaser to communicate with the Sellers' employees and consultants, at reasonable times and upon reasonable notice, concerning the Purchaser's plans, operations, business, customer relations and general personnel matters and to interview the Sellers' employees and consultants and review the personnel records and such other information concerning the Sellers' employees and consultants as the Purchaser may reasonably request (subject to obtaining any legally required written permission of any affected employee or consultant and to other applicable law); provided that such contacts shall be conducted in a manner that is reasonably acceptable to the Sellers.

         (d) The Purchaser shall not be responsible for any liabilities relating to or arising in connection with any actual, constructive or deemed termination of employment (including COBRA, severance or separation pay or benefits or other similar compensation or benefits under any applicable law, regulation or Sellers
Plan) (i) to or with respect to any employee other than a Transitioned Employee, whether as a result of the consummation of the Contemplated Transactions or otherwise, and whether before, on or after the Closing Date, or (ii) to any Transitioned Employee, whether as a result of (A) the consummation of the Contemplated Transactions, (B) any event occurring before the Closing, or (C) any action or failure to act on the part of the Sellers. Except as provided in this Section 6.5(d), the Purchaser shall be solely responsible for all liabilities relating to or arising in connection with any actual, constructive or deemed termination of employment of any Transitioned Employee with the Purchaser after such Transitioned Employee's Effective Time of Employment. Notwithstanding any other provisions hereof, the Purchaser shall be solely responsible for all liabilities relating to or arising in connection with any actual, constructive or deemed termination of employment by the Purchaser of any Offer Employee who becomes an employee of the Purchaser or any Affiliate of the Purchaser within one year following the Closing Date.

         SECTION 6.6 WORKERS' COMPENSATION.

         (a) From and after the Closing Date, (i) the Purchaser shall not be responsible for any liabilities relating to or arising in connection with any claim for workers' compensation benefits (A) incurred by or in respect of any employee who is not a Transitioned Employee on, prior to or after the Closing Date, and (B) incurred by or in respect of Transitioned Employees on or before the Closing Date, and (ii) the Purchaser shall be solely responsible for any and all liabilities relating to or in respect of any Transitioned Employee relating to or arising in connection with any and all claims for workers' compensation benefits incurred after the Closing Date.

         (b) For purposes of this Section 6.6, a claim for workers' compensation benefits shall be deemed to be incurred when the first event giving rise to the claim occurs.

         SECTION 6.7 EMPLOYMENT TAXES.

         (a) The Sellers and the Purchaser shall (i) treat the Purchaser as a "successor employer" and the Sellers as a "predecessor," within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transitioned Employees who are employed by the Purchaser for purposes of Taxes imposed under the United States Federal Unemployment Tax Act ("FUTA") or the United States Federal Insurance Contributions Act ("FICA"), and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each such Transitioned Employee for the calendar year within which the Closing Date occurs.

         (b) At the reasonable request of the Purchaser with respect to any particular applicable tax law relating to employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar Tax other than Taxes imposed under FICA and FUTA, the Sellers and the Purchaser shall (i) treat the Purchaser as a "successor employer" and the Sellers as a "predecessor employer," within the meaning of the relevant provisions of such tax law, with respect to Transitioned Employees who are employed by the Purchaser, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one individual information reporting form pursuant to each such tax law with respect to each such Transitioned Employee for the calendar year within which the Closing Date occurs.

         SECTION 6.8 TRANSFER OF INTELLECTUAL PROPERTY. The Sellers will deliver to the Purchaser, in form and substance reasonably satisfactory to the Purchaser, all instruments and documents reasonably requested by the Purchaser to transfer and assign all of the Intellectual Property to the Purchaser. This includes, but not limited to, all files and documentation or other matter related to the Intellectual Property. The Sellers will take all actions necessary to transfer and assign all the goodwill, right, title and interest to the Intellectual Property to the Purchaser.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

         SECTION 7.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS AND THE PURCHASER. The respective obligations of each party to effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

         (a) No statute, rule, regulation, executive order, decree, ruling, or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains, enjoins or restricts the consummation of the Contemplated Transactions that has not been withdrawn or terminated;

         (b) The waiting period specified in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as modified by Section 363(b)(2) of the Bankruptcy Code, and the rules and regulations promulgated thereunder (the "HSR Act"), including any extensions thereof, shall have expired;

         (c) The 363 Order and 365 Order shall have been entered by the Bankruptcy Court in substantially the form contemplated by this Agreement and satisfactory to the Purchaser and shall not have been reversed, stayed, modified or amended in any manner adverse to the Purchaser; and

         (d) The Purchaser shall have delivered to the Sellers on or before two
(2) Business Days prior to the hearing on the approval of the 363 Order notice that the Purchaser has elected to proceed to consummate the transaction. This notice shall be given in Purchaser's sole discretion.

         SECTION 7.2 CONDITIONS PRECEDENT TO OBLIGATION OF THE SELLERS. The obligation of the Sellers to effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions (compliance with which or the occurrence of which may be waived, in whole or in part, in a writing executed by the Sellers, unless such a waiver is prohibited by law):

         (a) The Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date; the representations and warranties of the Purchaser contained in this Agreement that are qualified as to materiality or a Purchaser Material Adverse Effect shall be true and correct in all respects and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made at and as of such date;

         (b) No injunction or order of any Governmental Authority shall be in effect as of the Closing Date, which retrains or materially and adversely alters the Contemplated Transactions; and

         (c) The Purchaser shall have delivered the Consideration and shall have delivered to the Sellers the documents set forth in Section 3.5.

         SECTION 7.3 CONDITIONS PRECEDENT TO OBLIGATION OF THE PURCHASER. The obligation of the Purchaser to effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following conditions (compliance with which or the occurrence of which may be waived in the Purchaser's sole discretion, in whole or in part, by a writing executed by the Purchaser and delivered to the Sellers only, without any requirement that notice of such waiver be given to the Bankruptcy Court or to any other Person):

         (a) The Sellers shall have performed in all material respects their respective obligations under this Agreement required to be performed by them at or prior to the Closing Date, except where non-performance does not have a Sellers Material Adverse Effect; and the representations and warranties of the Sellers contained in this Agreement shall be true and correct in all respects except where the falsity of the representations and warranties does not have a Sellers Material Adverse Effect;

         (b) The Sellers shall have obtained all of the Sellers Required Approvals;

         (c) The Purchaser shall have received or otherwise hold all government approvals, clearances, consents and authorizations necessary to permit the Purchaser (or, if applicable and at the discretion of the Purchaser, the Purchaser shall have received adequate assurances reasonably satisfactory to it that all such approvals, clearances, consents and authorizations will be given) to operate the Business; and no Permits shall be revoked or, to the extent applicable, shall fail to be transferred to the Purchaser without additional expense and subject to no additional restrictions or burdens on the permittee other than those which, in the aggregate, are immaterial;

         (d) No Action shall have been commenced by or before any Governmental Authority against the Purchaser or the Sellers, seeking to restrain or materially and adversely alter the Contemplated Transactions that, in the reasonable good faith determination of the Purchaser, is likely to render it impracticable or unlawful to consummate the Contemplated Transactions;

         (e) The Sellers shall have delivered to the Purchaser the documents set forth in Section 3.4;

         (f) The conditions set forth in this Section 8.3 shall have been satisfied on or before November 13, 2000; and

         (g) The independent public accountants of the Sellers shall have delivered to the Sellers audited financial statements of the Sellers for the year ended December 31, 1999 at the expense of Purchaser.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of the parties.

         SECTION 8.2 TERMINATION BY EITHER THE PURCHASER OR THE SELLERS.

         (a) This Agreement may be terminated at any time prior to the Closing Date by either the Purchaser or the Sellers as follows:

             (i) if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions and either (i) thirty (30) days shall have elapsed from the issuance of such order, decree, ruling or other action and such order, decree, ruling or other action has not been removed or vacated, or (ii) such order, decree, ruling or other action shall have become final and non-appealable; or

             (ii) if the Closing Date shall not have occurred on or before November 24, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a)(ii) shall not be available to a party whose failure to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing Date to have occurred on or prior to such date.

         (b)(i) If the Closing does not occur by reason of the Purchaser's breach of its obligation to purchase the Assets in accordance with the terms and conditions of this Agreement, the Sellers' sole recourse against the Purchaser or its Affiliates will be to retain the Deposit (the "Damages Amount"). The parties acknowledge that the precise damages of the non-breaching party would be difficult or impossible to calculate and expressly agree that the Damages Amount set forth in the Deposit is a fair and reasonable estimate of such damages and acknowledge that the provisions of this provision are for the mutual benefit of both parties and are intended to avoid a protracted dispute respecting damages occurring by reason of the Purchaser's breach of this Agreement. The Sellers' right to retain the Deposit shall be the exclusive remedy of such party, and shall be in lieu of, any other rights and remedies available to the Sellers under this Agreement or at law or in equity in the event the Closing fails to occur by reason of a breach of this Agreement by the Purchaser or its Affiliates.

             (ii) The parties further agree that any request to the Bankruptcy Court to issue an order determining whether the Purchaser has breached, or is seeking to breach, its obligation to purchase the Assets in accordance with the terms and conditions of this Agreement may be heard on an expedited basis. Each of the parties shall bear their own costs (including legal and other professional fees) in connection with any dispute arising in connection with the Deposit.

         SECTION 8.3 TERMINATION BY THE SELLERS. This Agreement may be terminated at any time prior to the Closing Date by the Sellers if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Purchaser, which breach is not capable of being cured or, if capable of being cured, is not cured within five (5) days after written notice of such breach is given by the Sellers to the Purchaser.

         SECTION 8.4 TERMINATION BY THE PURCHASER. This Agreement may be terminated at any time prior to the Closing Date by the Purchaser as follows:

         (a) if the pre-Closing actions have not occurred on the dates set forth in Section 3.2;

         (b) if Purchaser has not yet given the notice referred to in Section 7.1(d); or

         (c) if the conditions to the Purchaser's obligations to close under
Section 7.3(d) shall not have been satisfied or waived by the Purchaser on or prior to November 24, 2000, subject to adjustment in the Purchaser's sole discretion to accommodate the schedule of the Bankruptcy Court.

         SECTION 8.5 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement pursuant to this Article VIII, written notice thereof shall as promptly as practicable be given to the other party and this Agreement shall terminate and the Contemplated Transactions shall be abandoned, without further action by the parties hereto. If this Agreement is terminated as provided herein, then (a) there shall be no liability or obligation on the part of the Sellers, the Purchaser or their respective officers, directors and Affiliates, and all obligations of the parties shall terminate, except for the obligations of the parties (i.e., the Sellers and the Purchaser) pursuant to Sections 2.5(b), 5.3, 5.4, 5.5, 8.2(b), 8.5, 8.6, 8.7, 9.2, 9.5 and 9.6, and (b)
all filings, applications and other submissions made pursuant to the Contemplated Transactions shall, to the extent practicable, be withdrawn from the Government Authority or Person to which made.

         SECTION 8.6 TERMINATION FEE.

         (a) The Sellers agree and acknowledge that the Purchaser's negotiation and execution of this Agreement have resulted from a substantial investment of management time and have required a significant commitment of financial and other resources by the Purchaser, and that the negotiation and execution have provided value to the Sellers. Therefore, if a Termination Fee Event occurs, the Sellers shall pay the Purchaser an amount equal to the lesser of: (i) $2,000,000, or (ii) the amount by which the net Consideration to the Sellers or the Sellers' creditors in an Alternative Transaction is greater than the net Consideration which would have been provided by the Purchaser under this Agreement (the "Termination Fee"); provided, that the Sellers shall not be obligated to pay the Termination Fee if, prior to the occurrence of the Termination Fee Event, the Agreement has validly been terminated pursuant solely to Section 8.1 or Section 8.3.

         (b) A "Termination Fee Event" is the occurrence of the confirmation of any plan of reorganization in the Bankruptcy Court, or the approval of any agreement or transaction by the Bankruptcy Court that provides for the sale of all or any material portion of the Business or of an equity interest in Intellisys, involving any party other than the Purchaser within six months of the termination of this Agreement, and which provides net consideration to the Sellers or the Sellers' creditors in excess of the net consideration which would be provided by the Purchaser under this Agreement (an "Alternative Transaction"), provided that the Purchaser has timely given the notice set forth in Section 7.1(d), a closing occurs and the Seller has received consideration.

         (c) The Sellers shall pay the Termination Fee within five (5) Business Days following the occurrence of any of the events set forth in subsection (b) above. The Sellers' obligation to pay the Termination Fee shall constitute an administrative expense of the Sellers under Sections 503(b) and 507(a)(1) of the Bankruptcy Code.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         SECTION 9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS.

         (a) The representations and warranties in this Agreement or in any other instrument delivered pursuant to this Agreement shall not survive the Closing.

         (b) Except as otherwise expressly provided in this Agreement, the agreements and covenants of the parties in this Agreement shall survive the Closing and remain in full force and effect without time limit in accordance with the terms thereof.

         SECTION 9.2 NOTICES. All notices, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given (i) if personally delivered, (ii) if sent by facsimile transmission, orally confirmed (iii) if sent by a nationally recognized courier service, or (iv) if sent by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

         (a) If to the Purchaser, to:

                       MCSi, Inc.
                       4750 Hempstead Station Drive
                       Dayton, Ohio  45429
                       Telecopy:  (937) 291-8298
                       Attention:  Ira H. Stanley

             with a copy to:

                       Elias, Matz, Tiernan & Herrick L.L.P.
                       734 15th Street, N.W., 12th Floor
                       Washington, D.C.  20005
                       Telecopy:  (202) 347-2172
                       Attention:  Jeffrey A. Koeppel

             and to:

                       Bergman, Stein & Bird L.L.P.
                       4514 Travis Street
                       Travis Walk, Suite 300
                       Dallas, Texas  75205

                       Telecopy:  (214) 599-0602
                       Attention:  Jack R. Bird

                       White & Case LLP
                       633 West Fifth Street, Suite 1900
                       Los Angeles, California  90071
                       Telecopy:  (213) 687-0758
                       Attention:  Brian L. Holman

         (b) If to the Sellers, to:

                       Intellisys Group, Inc.
                       2393 Towns Gate Road
                       Westgate Village, California  91361
                       Telecopy:
                       Attention:  P. Michael Gummeson

             with a copy to:

                       Pachulski Stang Ziehl Young & Jones
                       10100 Santa Monica Boulevard, 11th Floor
                       Los Angeles, California  90067-4100
                       Telecopy:   (310) 201-0760
                       Attention:   Thomsen Young

         Any such notice, claim, demand or other communication shall be deemed to have been received (i) when delivered, if personally delivered or sent by telecopier and orally confirmed, (ii) on the next Business Day after dispatch if sent by nationally recognized courier service, and (iii) on the fifth Business Day following the date the piece of mail containing such notice, claim, demand or other communication is posted, if sent by mail.

         SECTION 9.3 ENTIRE AGREEMENT. This Agreement (including the Exhibits, the Schedules, and the other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof.

         SECTION 9.4 NO ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Neither the rights nor the obligations of either party may be assigned or delegated, whether by operation of law or otherwise, without the prior written consent of the other party, except that the Purchaser may assign any or all of its rights (but not its obligations, except as specifically set forth in this Agreement) hereunder to any of its Affiliates. Notwithstanding any provision to the contrary in this Agreement, the Purchaser may collaterally assign any or all of its rights (but not its obligations, except as specifically set forth in this Agreement) hereunder to a lender of the Purchaser.

         SECTION 9.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE RULES OF CONFLICT OF LAWS OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

         SECTION 9.6 CONSENT TO JURISDICTION. EXCEPT AS OTHERWISE SET FORTH HEREIN, THE PARTIES AGREE THAT THE BANKRUPTCY COURT SHALL BE THE EXCLUSIVE FORUM FOR ENFORCEMENT OF THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS AND (ONLY FOR THE LIMITED PURPOSE OF SUCH ENFORCEMENT) SUBMIT TO THE JURISDICTION THEREOF; PROVIDED THAT IF THE BANKRUPTCY COURT DETERMINES THAT IT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THEN EACH PARTY (A) AGREES THAT ALL SUCH ACTIONS OR PROCEEDINGS SHALL BE HEARD AND DETERMINED IN A FEDERAL COURT OF THE UNITED STATES SITTING IN THE CITY OF LOS ANGELES, (B) IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING, (C) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE VENUE OR JURISDICTION OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT, AND (D) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF
MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 9.2 (PROVIDED THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY CALIFORNIA LAW).

         SECTION 9.7 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by or on behalf of both parties.

         SECTION 9.8 WAIVER.

         (a) At any time prior to the Closing Date, a party may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any other document delivered pursuant hereto, and (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party against whom such extension or waiver is to be effective.

         (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         SECTION 9.9 SEVERABILITY; VALIDITY; PARTIES IN INTEREST. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 9.10 ENFORCEMENT OF AGREEMENT. The parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to all other remedies available at law or in equity.

         SECTION 9.11 COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when all of the parties shall have received a counterpart thereof signed by the other parties.

         SECTION 9.12 HEADINGS. The Section title and headings in this Agreement are and shall be without substantive meaning or context of any kind whatsoever and are for convenience of reference only.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their respective officers thereunto duly authorized, as of the date first above written.

                                     INTELLISYS GROUP, INC.

                                     By:      /s/  P. Michael Gummeson
                                             -----------------------------
                                     Name:    P. Michael Gummeson
                                     Title:   President


                                     B. HIGGINBOTHAM ENTERPRISES, INC.

                                     By:      /s/  P. Michael Gummeson
                                             -----------------------------
                                     Name:    P. Michael Gummeson
                                     Title:   President


                                     PROLINE VIDEO, INC.

                                     By:      /s/  P. Michael Gummeson
                                             -----------------------------
                                     Name:    P. Michael Gummeson
                                     Title:   President


                                     PROLINE INDUSTRIES, INC.

                                     By:      /s/  P. Michael Gummeson
                                             -----------------------------
                                     Name:    P. Michael Gummeson
                                     Title:   President


                                     MCSi, INC.

                                     By:      /s/  Ira H. Stanley
                                             -----------------------------
                                     Name:    Ira H. Stanley
                                     Title:   Vice President